UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM 8-K
__________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2024
__________________________
2seventy bio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40791	86-3658454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Binney Street,		02142
Cambridge, MA
(Address of principal executive offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (617) 675-7270
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TSVT	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 21, 2024, 2seventy bio, Inc. (the “Company”) entered into an asset purchase agreement (the “Purchase Agreement”) with Novo Nordisk A/S (“Novo”). Subject to the terms and conditions of the Purchase Agreement, the Company sold to Novo (the “Asset Sale”), the Company’s program for the research, development, manufacture, regulatory approval for, and commercialization of, gene therapy products exploiting the megaTAL Platform that is directed to the treatment, diagnosis and prevention of hemophilia (collectively, the “Programs” and such assets, the “Transferred Assets”). Pursuant to the Purchase Agreement and related ancillary agreements, in consideration for the Transferred Assets and related transition services, Novo paid the Company upfront consideration of $38 million in cash, plus up to an additional $2 million that will be held back by Novo for 12 months and may be used to settle claims for indemnification. Novo also assumed certain liabilities of the Company arising after Closing, including liabilities related to the conduct of the Programs under transferred contracts and with respect to certain of the Company’s employees.

The Purchase Agreement contains customary representations, warranties and covenants of each of the Company and Novo. The Purchase Agreement further provides that, subject to certain limitations, the Company and Novo will each indemnify the other for certain losses arising from such breaches of representations, warranties and covenants and liabilities allocated to such party pursuant to the terms of the Purchase Agreement. Effective as of June 21, 2024, the existing collaboration agreement between the Company and Novo regarding certain of the Programs was terminated.

The foregoing descriptions of the terms of the Purchase Agreement and the Asset Sale do not purport to be complete and are qualified in their entirety by reference to the terms and conditions of the Purchase Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 21, 2024, the Company completed the transactions contemplated by the Purchase Agreement. The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.05 Costs Associated with Exit or Disposal Activities.

Asset Sale

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company is currently unable to make a determination of the estimated amount or range of amounts of the charge that will result in future cash expenditures in connection with the Asset Sale, provided that if and when the Company makes a determination of such an estimate or range of estimates, the Company undertakes to file an amended report on Form 8-K under this Item 2.05 within four business days.

Item 7.01 Regulation FD Disclosure.

On June 26, 2024, the Company issued a press release regarding the Asset Sale. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by 2seventy bio, Inc., dated June 26, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and incorporated as Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2024	2seventy bio, Inc.

	By:	/s/ Victoria Eatwell
Victoria Eatwell
Chief Financial Officer
(Principal Financial and Accounting Officer)